        Exhibit 10.19
February 19, 2014
Ms. Johanna Roberts

Re: Employment Agreement

Dear Johanna:
On behalf of Penumbra, Inc. (“Company”), I am pleased to offer you employment in the position of Associate General Counsel, reporting to Robert Evans. This letter sets out the terms of your employment with the Company, which will start on March 10, 2014.
You will be paid a base salary of $8,653.85 every two weeks, which equals $250,000 per year, less applicable taxes and other withholdings. This salary represents 75% of your base salary of $300,000 per year, in accordance with your schedule of 30 hours per week. This is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 30 hours in a workweek.
Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.
Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation., a professional employer organization. As a result of Penumbra’s arrangement with TriNet, TriNet will be considered your employer of record. Your managers here at Penumbra will be responsible for directing your work, reviewing your performance, and setting your schedule. Your employment with the Company is at will, and therefore, may be terminated by you or the Company at any time and for any reason, with or without cause, and with or without notice. This “at will” employment relationship may not be modified by any oral or implied agreement.
During and after your employment, you will not use any Company Property for any purpose other than for the benefit of the Company. Except for business uses related to the performance of your job, you will not remove from the Company premises any Company property without written consent of your supervisor. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company property. You will also return all copies of Company property, and any Work Product derived from Company property.
As Penumbra is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.
As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with
Penumbra, Inc.
1351 Harbor Bay Parkway
Alameda, CA 94502
T (510) 748-3200
F (510) 814-8303
www.penumbrainc.com

documents establishing your identity and right to work in the United States. Those documents must be provided to the Company three business days prior to your employment start date.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination of age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Company. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.
This agreement and the non-disclosure agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.
We look forward to working with you at Penumbra. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,
PENUMBRA, INC.
/s/ Lynn Rothman
Lynn Rothman
Chief Financial Officer

I agree to and accept employment with Penumbra on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.
/s/ Johanna Roberts____________________________   Date: 2-19-14
         Johanna Roberts
Penumbra, Inc.
1351 Harbor Bay Parkway
Alameda, CA 94502
T (510) 748-3200
F (510) 814-8303
www.penumbrainc.com